EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-62573, 333-102551 and 333-123409), and Form S-3 (File No. 333-18613, 333-70773 and 333-46721) of Viseon, Inc. and subsidiaries of our report dated September 14, 2006, which appears on page 24 of this annual report on Form 10-K(SB) for the year ended June 30, 2006, which includes an explanatory paragraph that refers to substantial doubt regarding the Company’s ability to continue as a going concern, relating to financial statements of Viseon, Inc. and subsidiaries as of and for the years ended June 30, 2006 and 2005.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
September 28, 2006